Exhibit 10.1

DATED SEPTEMBER 1, 2020

JPMORGAN CHASE BANK, N.A.

AND

WILSHIRE wSHARES ENHANCED GOLD TRUST

ALLOCATED PRECIOUS METALS ACCOUNTS AGREEMENT

This agreement is based upon the ALLOCATED BULLION ACCOUNTS AGREEMENT as published by the London Precious Metals Clearing Limited with such modifications as are required by JP Morgan, including to allow the use of its eBTS Website.

CONTENTS

Clause	Page

1.	INTERPRETATION	3
2.	ALLOCATED ACCOUNTS	5
3.	DEPOSITS	6
4.	WITHDRAWALS	8
5.	INSTRUCTIONS	10
6.	CONFIDENTIALITY	11
7.	CUSTODY SERVICES	12
8.	SUB-CUSTODIANS	13
9.	REPRESENTATIONS	13
10.	SANCTIONS	14
11.	FEES AND EXPENSES	15
12.	SCOPE OF RESPONSIBILITY	16
13.	TERMINATION	18
14.	VALUE ADDED TAX	19
15.	NOTICES	20
16.	GENERAL	20
17.	GOVERNING LAW AND JURISDICTION	22

This Agreement is based upon the ALLOCATED PRECIOUS METALS ACCOUNTS AGREEMENT as published by London Precious Metals Clearing Limited, with such modifications as are appropriate to the services to be provided.

THIS AGREEMENT is made on September 1, 2020

BETWEEN

(1)	JPMorgan Chase Bank, N.A a company incorporated with limited liability as a National Banking Association, whose principal London Office is at 25 Bank Street, Canary Wharf, E14 5JP, London, United Kingdom ("we" or "us"); and

(2)	Wilshire wShares Enhanced Gold Trust, a Delaware statutory trust organized under the laws of the State of Delaware, whose principal office is at 2 Park Avenue, 20th Floor, New York, New York 10016, United States of America ("you" or the "Trust").

Each a "Party" and together the "Parties".

INTRODUCTION

We, as a member of London Precious Metal Clearing Limited ("LPMCL"), have agreed to open and maintain for you Allocated Accounts (as defined below) and to provide other services to you in connection with such Allocated Accounts. This Agreement sets out the terms under which we will provide those services to you and the arrangements which will apply in connection with those services.

IT IS AGREED AS FOLLOWS

1.	INTERPRETATION
1.1	Definitions: In this Agreement:

"Account Balance" means, in relation to an Allocated Account, the specific Precious Metals held for you by us as from time to time identified (whether by bar serial numbers or otherwise) in, and recorded on, that Allocated Account.

"Allocated Account" means, in relation to a Precious Metal, the account(s) maintained by us in your name pursuant to this Agreement recording the amount of, and identifying, that Precious Metal received and held by us for you on an allocated basis.

"AURUM" means the electronic matching and settlement system operated by LPMCL.

"Availability Date" means the Business Day on which you wish to transfer or deliver Precious Metal to us for deposit into an Allocated Account.

"Business Day" means a day (excluding Saturdays, Sundays and public holidays) on which commercial banks generally are open for business in London and on which the London Precious Metals Markets relevant to the Precious Metals held pursuant to this Agreement are open for business.

"Dispute" means for the purpose of Clause 17 any disagreement between you and us which we have been unable to resolve amicably within a period of fourteen

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Business Days after we have received from you, or as the case may be you have received from us, written notification of the disagreement.

"eBTS " means the electronic Bullion Transfer System website developed by us.

"Gold" means gold in physical form complying with the Rules held by us or any Sub-Custodian under this Agreement.

"Investor" shall mean the individual or entity in whose name a Share is registered in your books and records.

"LBMA" means The London Bullion Market Association or its successors.

"London Precious Metals Markets" means the London Bullion market, the LPPM, and such other markets for Precious Metals operating in London as may be agreed between us from time to time.

"LPMCL" means London Precious Metals Clearing Limited or its successors.

"LPPM" means the London Platinum and Palladium Market or its successors.

"Precious Metal" means any and all of gold, silver and any other metal(s) as may be agreed between us or otherwise specified in the Schedule.

"Reasonable and Prudent Custodian" means a person acting in good faith and performing its contractual obligations exercising a degree of skill, diligence, prudence and foresight that would reasonably and ordinarily be expected from a skilled and experienced custodian of Precious Metals complying with the Rules, engaged in the same type of undertaking, under the same or similar circumstances and conditions.

"Registration Statement" means the registration statement (including a prospectus and statement of additional information) for the Trust under the Securities Act of 1933, as amended, filed with the U.S. Securities and Exchange Commission.

"Rules" means the rules, regulations, practices and customs of the LBMA, LPMCL, LPPM, the Financial Conduct Authority, the Prudential Regulation Authority, the Bank of England and such other regulatory authority or other body, applicable to the Parties to this Agreement and/or to the activities contemplated by this Agreement or the activities of a Sub-Custodian.

"Sanctioning Body" means any of the following:

(i)	the United Nations Security Council;
(ii)	the European Union;
(iii)	Her Majesty's Treasury and the Office of Financial Sanctions Implementation of the United Kingdom; and
(iv)	The Office of Foreign Assets Control of the Department of Treasury of the United States of America.
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"Sanctions" means economic or financial sanctions, boycotts, trade embargoes and restrictions relating to terrorism imposed, administered or enforced by a Sanctioning Body from time to time.

"Sanctions List" means any list of specifically designated nationals or blocked or sanctioned persons or entities (or similar) imposed, administered or enforced by a Sanctioning Body in connection with Sanctions from time to time.

"Shares" shall mean the common units of fractional undivided beneficial interest in the Trust.

"Sponsor" means Wilshire Phoenix Funds LLC, a limited liability company organized under the laws of the State of Delaware whose principal office is at 2 Park Avenue, 20th Floor, New York, New York 10016, United States of America and the sponsor for the Wilshire wShares Enhanced Gold Trust.

"Spot Rate" in respect of a Precious Metal and the particular currency in which the relevant Tax is denominated has the meaning set out in the Schedule.

"Sub-Custodian" means a sub-custodian, agent or depository (including an entity within our corporate group) appointed by us to perform any of our obligations and/or duties under this Agreement, including the custody and safekeeping of Precious Metals.

"Trust Agreement" shall mean the Trust's Amended and Restated Declaration of Trust and Trust Agreement between the Sponsor and Delaware Trust Company, as trustee, as the same may be amended, modified or supplemented from time to time.

"VAT" means value added tax as provided for in the Value Added Tax Act 1994 (as amended or re-enacted from time to time) and legislation supplemental thereto and any other tax (whether imposed in the United Kingdom in substitution thereof or in addition thereto or elsewhere) of a similar fiscal nature.

"Website" has the meaning set out in the Schedule.

"Withdrawal Date" means the Business Day on which you wish to withdraw Precious Metal from an Allocated Account.

1.2	Headings: The headings in this Agreement do not affect its interpretation.
1.3	Singular and plural: References to the singular include the plural and vice versa.
2.	ALLOCATED ACCOUNTS

2.1	Opening Allocated Accounts: We shall open and maintain one or more Allocated Accounts in respect of each Precious Metal which you ask us, and we agree, to hold for you on an allocated basis on the terms of this Agreement.
2.2	Denomination of Allocated Accounts: The Precious Metals recorded in Allocated Accounts shall be denominated: in the case of Gold, in fine troy ounces of Gold (to three decimal places); in the case of silver, in troy ounces of silver (to at least one decimal place); and, in the case of any other metal, in such denomination as is provided for in the Rules or if there is no such provision, such denomination as may be agreed between us.
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2.3	Reports: We will provide reports to you relating to deposits into and withdrawals from the Allocated Accounts and the Account Balance on each Allocated Account in such form and with such frequency as required (but not less than annually), and containing such information, as may be agreed between us, or as otherwise specified in the Schedule. Such reports will also be available to you daily by means of eBTS, however, the paper record will prevail.
2.4	Discrepancies: If a material error or discrepancy is noted by you on any report provided pursuant to Clause 2.3 above in relation to any activity or balances, you will promptly notify us in writing so that we may investigate and resolve any such material error or discrepancy as soon as practicable. For the purposes of this Clause 2.4 only, in the absence of evidence to the contrary, a report shall be deemed received by you on the day which is 2 Business Days after the date on which such report was sent by us to you in accordance with the terms of this Agreement.
2.5	Reversal of entries: We at all times reserve the right, without prior notice to you, to reverse any provisional or erroneous entries to an Allocated Account with effect back- valued to the date upon which the final or correct entry (or no entry) should have been made (including, without limitation, where we have credited a deposit made pursuant to Clause 3.1(b) and on receipt by us of the Precious Metal we determine that it does not comply with the Rules or that it is not the weight required by the Rules for the amount of the relevant Precious Metal which you notified to us for deposit), but shall notify you in writing as soon as reasonably practicable of any such reversals.
3.	DEPOSITS
3.1	Procedure: You may at any time notify us of your intention to deposit Precious Metal in an Allocated Account. A deposit may be made (in the manner and accompanied by such documentation as we may require) by:
(a)	procuring a book-entry transfer: (i) to us by arranging that our account with a Sub-Custodian (as notified by us to you) with which we hold Precious Metal of the type which we have agreed to hold for you (and which has the same denomination as the Precious Metal to which your Allocated Account relates) is credited with the specific Precious Metal (identified, whether by bar serial numbers or otherwise) to be recorded in your Allocated Account; (ii) to your Allocated Account by you arranging that a third party for whom we maintain an allocated account holding Precious Metal of the type which we have agreed to hold for you (and which has the same denomination as the Precious Metal to which your Unallocated Account relates) instructs us to debit from its allocated account with us and to credit to your Allocated Account the specific Precious Metal (identified, whether by bar serial numbers or otherwise) to be recorded in your Allocated Account; or (iii) to your Allocated Account by agreeing with us that, in relation to the specific Precious Metal (identified, whether by bar serial numbers or otherwise) which we hold on an allocated basis for our own account and which is of the type which we have agreed to hold for you (and which has the same denomination as the Precious Metal to which your Allocated Account relates), we debit from our account record of our own Precious Metal and credit to your Allocated
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Account such Precious Metal (identified, whether by bar serial numbers or otherwise); or

(b)	the delivery of Precious Metal to us at our nominated vault premises detailed in the Schedule attached hereto, at your expense and risk. Any Precious Metal delivered to us (or to a third party holding to our order) must be in the form of bars which comply with the Rules (including the Rules relating to good delivery and fineness) or in such other form as may be agreed between us.
3.2	In relation to deposits pursuant to Clause 3.1(a) above, until we have credited the relevant Precious Metal to your Allocated Account: (i) you accept liability for all costs (including transportation and insurance, if any) in relation to the delivery of such Precious Metal; and (ii) you shall bear all risk of loss of such Precious Metal, whether due to theft, destruction or otherwise.

In relation to deposits pursuant to Clause 3.1(b) above, until we have taken physical delivery of the relevant Precious Metal: (i) you accept liability for all costs of transportation and insurance (if any) in relation to the delivery of such Precious Metal; and (ii) you shall bear all risk of loss of such Precious Metal, whether due to theft, destruction or otherwise. For this purpose, we shall be deemed to have taken physical delivery of Precious Metal once such Precious Metal is in our possession or in the possession of our Sub-Custodian or agent.

3.3	Notice requirements: Any notice relating to a deposit of Precious Metal must:
(a)	be in writing and be received by us no later than the time specified in the Schedule attached hereto (and if not received on a Business Day or received later will be deemed to be received on the next Business Day) unless otherwise agreed;
(b)	in the case of a deposit pursuant to Clause 3.1(a), specify the details of the account from which the Precious Metal will be transferred;
(c)	in the case of a deposit pursuant to Clause 3.1(b), specify the name of the person or carrier that will deliver the Precious Metal to us at the vault premises specified in the Schedule attached hereto and the manner in which the Precious Metal will be packed; and
(d)	in any case specify the amount (in the appropriate denomination) of the Precious Metal to be credited to the Allocated Account, the Availability Date and any other information which we may from time to time require.
3.4	Timing: A deposit of Precious Metal will not be credited to an Allocated Account until:
(a)	in the case of a deposit pursuant to Clause 3.1(a)(i), an account of ours with a Sub-Custodian has been credited with the specific Precious Metal (identified, whether by bar serial numbers or otherwise) to be recorded in your Allocated Account;
(b)	in the case of a deposit pursuant to Clause 3.1(a)(ii) or (iii), the corresponding account recording the allocated Precious Metal to be transferred had been
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debited with the specific Precious Metal (identified, whether by bar serial numbers or otherwise) to be recorded in your Allocated Account; and

(c)	in the case of a deposit pursuant to Clause 3.1(b), we have received the Precious Metal in accordance with Clauses 3.1 and 3.2, verified its compliance with the Rules and weighed it in accordance with LBMA practice to confirm that it is the weight required by the Rules for the amount of the relevant Precious Metal which you notified to us for deposit.
3.5	Right to refuse Precious Metal or amend procedure: We may refuse to accept Precious Metal, and amend the procedure in relation to the deposit of Precious Metal or impose such additional procedures in relation to the deposit of Precious Metal as we may from time to time consider appropriate to comply with the Rules. Any such amendment or additional procedures will be notified to you, in accordance with Clause 15 of this Agreement, within a commercially reasonable amount of time before we amend our procedures, and in so doing we shall consider your needs to communicate any such change to Investors and others. Any such refusal will be promptly notified to you, in accordance with Clause 15 of this Agreement, and will (unless otherwise specified) take effect immediately upon your receipt of such notification.
4.	WITHDRAWALS
4.1	Release of Precious Metal. Precious Metal will be made available for collection at a vault premises detailed in the Schedule attached hereto or at the office of a Sub-Custodian at which the Precious Metal is held.
4.2	Procedure: You may at any time notify us in writing of your intention to withdraw Precious Metal from your Allocated Balance. A withdrawal may be made (in the manner and accompanied by such documentation as we may require) by a debit by us of specific Precious Metal (identified, whether by bar serial numbers or otherwise) from your Allocated Account and:
(a)	book-entry transfer by a debit by: (i) us instructing credit of such Precious Metal to the account specified by you and maintained by our Sub-Custodian, (ii) credit by us of such Precious Metal to an allocated account maintained by us for another of our clients (as specified by you), or (iii) where pursuant to a separate agreement with us, credit by us of such Precious Metal to our account record of Precious Metal which we hold on an allocated basis for our own account; or
(b)	the collection of such Precious Metal from the vaults specified in the Schedule attached hereto at your expense and risk.

Any Precious Metal made available to you will be in the form of bars which comply with the Rules (including the Rules relating to good delivery and fineness) or in such other form as may be agreed between us.

4.3	Notice requirements: Any notice relating to a withdrawal of Precious Metal must:
(a)	if it relates to a withdrawal pursuant to clause 4.2(a), be received by us no later than the time specified in the Schedule attached hereto (and if received
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later will be processed on the next Business Day) and specify the details of the account to which the Precious Metal is to be transferred;

(b)	if it relates to a withdrawal pursuant to clause 4.2(b), be received by us no later than the time specified in the Schedule attached hereto (and if received later will be processed on the next Business Day) and specify the name of the person or carrier that will collect the Precious Metal from us; and
(c)	in all cases, specify the serial numbers (or otherwise identify) of the Precious Metal to be withdrawn, the total amount (in the appropriate denomination) of Precious Metal to be delivered to you or to your order, the Withdrawal Date and any other information which we may from time to time require.
4.4	Right to amend procedure: We may amend the procedure for the withdrawal of Precious Metal from your Account Balance or impose such additional procedures as we may from time to time consider appropriate to comply with the Rules. Any such amendments or additional procedures will be promptly notified to you, in accordance with Clause 15 of this Agreement, within a commercially reasonable amount of time before we amend our procedures, and in so doing we shall consider your needs to communicate any such change to Investors and others.
4.5	Collection or Delivery of Precious Metals: Any additional terms and conditions (if any) relating to the collection and delivery of Precious Metals are set out below:
(a)	In relation to withdrawals pursuant to Clause 4.2(a), from the time at which your Allocated Account has been debited with the relevant Precious Metal: (i) you accept liability for all costs (including transportation and insurance, if any) in relation to the delivery of such Precious Metal upon withdrawal; and (ii) you shall bear all risk of loss of such Precious Metal, whether due to theft, destruction or otherwise
(b)	In relation to withdrawals pursuant to Clause 4.2(b), from the time at which your designated carrier takes physical delivery of the relevant Precious Metal: (i) you accept liability for all costs of transportation and insurance (if any) in relation to the delivery of such Precious Metal upon withdrawal; and (ii) you shall bear all risk of loss of such Precious Metal, whether due to theft, destruction or otherwise. For this purpose, your designated carrier shall be deemed to have taken physical delivery of Precious Metal once such Precious Metal is no longer in our possession or in the possession of our Sub-Custodian or agent.
(c)	Unless specifically agreed that sub-clause (d) below applies to a withdrawal, you must collect, or arrange for the collection of, Precious Metals being withdrawn from us or our Sub-Custodian at your expense and risk. We will advise you of the location from which the Precious Metals may be collected no later than 2 Business Days prior to the Withdrawal Date.
(d)	Where we have agreed with you that this sub-clause (d) applies, we shall arrange delivery of the Precious Metal to you, and shall arrange such delivery, including transportation, in accordance with our usual practices. Where specific requests are made by you regarding the method of delivery, we may
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(but shall have no obligation to) make reasonable efforts to comply with such requests. We shall in no circumstances have any obligation to effect any requested delivery, if in our reasonable opinion (i) such delivery would cause us or any of our agents to be in breach of the Rules or any applicable law, court order or regulation, or (ii) the costs incurred by us or our agents in making such delivery would be excessive, and we have not had satisfactory confirmation that you will reimburse us for such costs, or (iii) delivery is not reasonably practicable for any reason.

(e)	If you do not notify us of the serial numbers of the bars (or otherwise identify) the specific Precious Metals to be withdrawn from your Account Balance, we are entitled to select which bars from those comprising your Account Balance are to be made available to you.
4.6	Substitution: If in the future you agree (in writing) that Precious Metals comprising your Account Balance may be substituted by us for other Precious Metals, our right to do so and the terms upon which this right may be exercised is set out as follows:

You authorise us, as your agent, at any time and for any reason to procure the transfer to us of all of your right and title to some or all of the bars of Precious Metal comprising your Account Balance (the "Transferred Portion") in exchange for the transfer by us to you of the same number of substitute bars of like quality and weight of the Precious Metal (the "Substituted Portion"), by removing from the Allocated Account the records identifying the Transferred Portion and simultaneously recording in the Allocated Account the specific Precious Metals identified by the serial numbers of the relevant bars (or by other appropriate means) comprising the Substituted Portion.

5.	INSTRUCTIONS
5.1	Your representatives: We may assume that instructions have been properly authorised by you if they are given or purport to be given by a person who is, or purports to be, and is reasonably believed by us to be, a director, employee or other authorised person acting for you.
5.2	Instructions: All transfers into and out of the Allocated Account(s) shall be made upon receipt of, and in accordance with, instructions given (or appearing to be given) by you to us. Such instructions may be given either: (i) through eBTS, accessible through the Website by you pursuant to the terms of the Website agreement, or (ii) by SWIFT transmission, by any method of transmission set forth in Clause 15.2, or by such other means (if any) as are specified in the Schedule or as we may agree from time to time. Unless otherwise agreed, any such instruction or communication shall be effective if given by written means. We may assume that any electronic instructions have been validly given on your behalf. We reserve the right to obtain further validation of any instructions.
5.3	AURUM: You acknowledge that instructions relating to a counterparty for whom we do not already provide settlement services will be forwarded by us to AURUM on your behalf. You acknowledge that AURUM is operated by a third party and that we cannot be responsible for any errors, omissions or malfunctions in the systems operated by AURUM. To the extent that AURUM is not available or suffering a malfunction,
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you agree that our obligations under this Agreement shall be postponed during such unavailability or such malfunction and until a reasonable period thereafter.

5.4	Amendments: Once given, instructions continue in full force and effect until they are cancelled or amended. Any such instructions shall be valid and binding only after actual receipt by us in accordance with Clause 15 of this Agreement.
5.5	Unclear or ambiguous instructions: If, in our opinion, any instructions are unclear or ambiguous, we will use reasonable endeavours (taking into account any relevant time constraints) to obtain clarification of those instructions from you but, failing that, we may in our absolute discretion and without any liability on our part, act upon what we believe in good faith such instructions to be or refuse to take any action or execute such instructions until any ambiguity or conflict has been resolved to our satisfaction.
5.6	Refusal to execute: We reserve the right to refuse to execute instructions if in our opinion they are or may be, or require action which is or may be, contrary to the Rules or any applicable law. We shall in no circumstances have any obligation to act upon any instruction which in our opinion would result in a negative balance in any Allocated Account.
6.	CONFIDENTIALITY
6.1	Disclosure to others: Subject to Clauses 6.2, 6.3 and 6.4, each Party shall respect the confidentiality of information acquired under this Agreement and neither will, without the consent of the other, disclose to any other person any information acquired under this Agreement.
6.2	Permitted disclosures: Each Party accepts that from time to time the other Party may be required by law, or a court order or similar process, or requested by a government department or agency, fiscal body or regulatory authority, to disclose information acquired under this Agreement. In addition, the disclosure of such information may be required by a Party's auditors, by its legal or other advisors or by a company which is in the same group of companies as a Party (e.g. a subsidiary, or holding company of a Party). In any such case, and to the extent permitted by applicable law, the disclosing Party will notify the person to whom the disclosure is made that the information disclosed is confidential and should not be disclosed to any third party. Each Party irrevocably authorises the other to make such disclosures without further reference to such Party.
6.3	You acknowledge that, as a member of the London Precious Metal Clearing Limited, and that from time to time in carrying out our duties and obligations under this Agreement, it may be necessary for us to disclose to LPMCL and/or other clearing members, your account details and certain other information in order to act in accordance with your notices hereunder for the purposes of facilitating settlement. You acknowledge and accept that such disclosures may be made by us for the purposes set out in this Clause 6.3.
6.4	Notwithstanding Sections 6.1 and 6.2, we acknowledge and agree that (i) you may reference us and summarize the material terms of this Agreement in the Registration Statement and any other offering memorandum, prospectus or marketing documents related to an offering of the Shares by you to potential investors and (ii) you may
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disseminate information to Investors that is required to be provided to Investors pursuant to the terms of the Trust Agreement or the Registration Statement.

7.	CUSTODY SERVICES
7.1	Appointment: You hereby appoint us to act as custodian of the Precious Metals comprising the Account Balance in accordance with this Agreement and in accordance with any Rules and laws which apply to us or to any Sub-Custodian.
7.2	Segregation of Precious Metals: We will segregate the Precious Metals comprising the Account Balance from any Precious Metal which we own or which we hold for our other clients, and we will request each Sub-Custodian to segregate the Precious Metals comprising the Account Balance from any Precious Metals which it owns or which it holds for its other clients. For the avoidance of doubt, in any circumstance where we have agreed to hold for you a quantity of Precious Metal which cannot be allocated in a whole number of physical bars, your Allocated Account will record the nearest whole number of physical bars not exceeding such quantity of Precious Metal, and the difference between the quantity of Precious Metal comprised by such physical bars and the quantity of such Precious Metal which we have agreed to hold for you will be held by us for you as an unallocated amount of Precious Metal pursuant to the Unallocated Precious Metals Accounts Agreement between you and us documenting the holding of unallocated Precious Metal dated September 1, 2020.
7.3	Ownership of Precious Metals: We will identify in our books that the Precious Metals comprising the Account Balance belong to you.
7.4	Location of Precious Metals: The Precious Metals comprising the Account Balance must be held by us at the nominated vault premises detailed in the Schedule attached hereto or at the vaults of a Sub-Custodian, as specified in the Schedule attached hereto, unless otherwise agreed between you and us.
7.5	Records: We will maintain adequate records identifying the Precious Metals as belonging to you. Such records shall include, with respect to the Allocated Account(s), journals or other records of original entry containing an itemised daily record in detail of all receipts and deliveries of Precious Metal (including adequate information to uniquely identify each bar of Precious Metal received in or delivered from the Allocated Account and the person from whom each bar was delivered).
7.6	[REDACTED]
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8.	SUB-CUSTODIANS
8.1	Sub-Custodians: We may appoint Sub-Custodians to perform any of our duties under this Agreement including the custody and safekeeping of Precious Metals comprising the Account Balance. We will use reasonable care in the appointment of any Sub-Custodian. Precious Metal held by a Sub-Custodian shall be kept in our account at such Sub-Custodian, and we will separately identify on our books Precious Metal that is so held on your behalf. Our account with each such Sub-Custodian will be subject only to our instructions. Any Sub-Custodian will be a member of the LBMA.
8.2	Notice: We will provide you with the name and address of any Sub-Custodian of Precious Metals comprising the Account Balance along with any other information which you may reasonably require concerning the appointment of the Sub-Custodian. As of the date of this Agreement, the Sub-Custodians that we use are [ ____ ].
8.3	[REDACTED]
8.4	[REDACTED]
9.	REPRESENTATIONS
9.1	Each Party represents and warrants to the other, on a continuing basis that:
(a)	it is duly constituted and validly existing under the laws of its jurisdiction of constitution;
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(b)	it has all necessary authority, powers, consents, licences and authorisations and has taken all necessary action to enable it lawfully to enter into and perform its duties and obligations under this Agreement;
(c)	the persons entering into this Agreement on its behalf have been duly authorised to do so; and
(d)	this Agreement and the obligations created under it constitute its legal and valid obligations which are binding upon it and enforceable against it in accordance with the terms of this Agreement (subject to applicable principles of equity) and do not and will not violate the terms of the Rules, any applicable laws, or any order, charge or agreement by which it is bound.
9.2	In addition to (and without limitation of) the representations and warranties given by you in Clause 9.1, you represent and warrant to us, on a continuing basis, that:
(a)	you are the beneficial owner of the Precious Metal held by us hereunder, free and clear from any and all contingent or existing charges, pledges, mortgages, security interests, encumbrances, liens or other right or claim whatsoever permitted or created by you or any third party;
(b)	if you are holding any Precious Metal on behalf of a third party, you have full power and authority from your client to enter into and implement this Agreement in respect of such Precious Metal, and we are entitled to deal only with you as if you were the ultimate beneficial owner; and
(c)	neither the signing, delivery or performance of this Agreement, nor any instruction given hereunder, will contravene, constitute a default under, or cause to be exceeded, any of the following, namely:
(i)	any Rules, or any other law or agreement by which you, us or any relevant client for whom you hold Precious Metal are bound or affected; or
(ii)	rights of any third parties in relation to you or the Precious Metal held hereunder.
10.	SANCTIONS
10.1	In addition to (and without limitation of) the representations and warranties given by you in Clause 9.1 and Clause 9.2 above, you represent, warrant and undertake, on a continuing basis, that:
(a)	you are not a person or entity that is named on any Sanctions List or directly or indirectly targeted under any Sanctions;
(b)	you are not acting in violation of any applicable Sanctions;
(c)	you shall comply with all applicable laws, regulations, codes and sanctions relating to your operations, wherever conducted, and in particular relating to human rights, bribery, corruption, money-laundering, accounting and
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financial controls and anti-terrorism, including but not limited to the UK Bribery Act 2010;

(d)	you have adequate risk management and compliance procedures in place and have taken necessary measures (including screening clients for sanctions, money laundering and anti-bribery and corruption) to ensure continued compliance with the Rules and with the ongoing requirements of any Sanctioning Body;
(e)	you have conducted adequate due diligence on any person that you direct we transfer Precious Metals to or from under the terms of this Agreement; and
(f)	you will not cause us to hold any Precious Metals that originate from financial crime or are being or have been used to facilitate the violation of any Sanctions.
10.2	You agree that neither any Precious Metals nor the proceeds of any Precious Metals will be used by you in any way to fund the activities or business of any person or entity in any country or territory subject to Sanctions or included in any Sanctions List. You further agree that we shall be under no obligation to comply with a notice of withdrawal delivered pursuant to Clause 4.1 where we have reasonable grounds to suspect that any such withdrawal may in any way be used to fund the activities or business of any person or entity in any country or territory subject to Sanctions or included in any Sanctions List.
10.3	If at any time you become aware of any breach by you of Clauses 10.1 or 10.2 above after the date of this Agreement and before the later of (i) termination of this Agreement and (ii) the date that all obligations under this Agreement are fully and finally discharged, you shall promptly notify us in writing with full details of such breach together with, promptly following any request from us to do so, any other information we may reasonably request in connection with such breach.
10.4	In the event that you breach any of Clauses 10.1 to 10.3 above, or if we have reasonable grounds to believe that you have breached any of Clauses 10.1 to 10.3 above, we shall have the right to terminate this Agreement forthwith upon written notice. In the event of termination of this Agreement pursuant to this Clause 10.4, you agree to indemnify us and hold us harmless against any and all losses, costs and liabilities incurred as a direct consequence of such termination.

10.5	Nothing in this Agreement shall require a Party to take any action or to refrain from taking any action which may cause that Party any liability to or imposed by a Sanctioning Body.

11.	FEES AND EXPENSES
11.1	Fees: You will pay us such fees as we from time to time agree with you as set out in the Schedule attached hereto. We reserve the right to amend the fee structure from time to time with your prior written consent. Details of changes to the charges (including transfer, clearing and storage charges) will be advised to you by us in writing no less than 30 days before becoming effective.
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11.2	Expenses: You must pay us on demand all reasonable costs, charges and expenses (including any relevant taxes, duties and legal fees) incurred by us in connection with the performance of our duties and obligations under this Agreement or otherwise in connection with any Allocated Account (including without limitation any delivery, collection or storage costs). You shall be liable for all taxes, assessments, duties and other governmental charges, including any interest or penalty with respect thereto ("Taxes"), with respect to any Allocated Account maintained by us pursuant to this Agreement or any deposits or withdrawals related thereto. You shall indemnify us for the amount of any Tax that we are required under applicable laws (whether by assessment or otherwise) to pay in respect of each Allocated Account or any deposits or withdrawals related thereto (including any payment of Tax required by reason of an earlier failure to withhold); [REDACTED]. In the event that we are required under applicable law to pay any Tax on your behalf, we are hereby authorised, without prior notice to you, to debit from the credit balance of any or all of the Allocated Accounts an amount equal to the quotient of (x) the principal amount of the relevant Tax payable by us, divided by (y) the Spot Rate. If the aggregate credit balance of the Allocated Accounts is not sufficient to pay such Tax, we will notify you of an additional amount of cash required and you shall directly deposit such additional amount of cash (in the appropriate currency) to an account specified by us promptly following the date on which our notice to you that such amount is required becomes effective in accordance with this Agreement.
11.3	Credit balances: No interest or other amount will be paid by us on any credit balance on an Allocated Account unless otherwise agreed between us.
11.4	Debit balances: You are not entitled to overdraw an Allocated Account, and we shall not carry out any instruction from you where to do so would in our opinion cause any Allocated Account to have a negative balance.
11.5	Default interest: If you fail to pay us any amount when it is due, we reserve the right to charge [REDACTED] on any such unpaid amount. Interest will accrue on a daily basis, on a compound basis with monthly resets, and will be due and payable by you as a separate debt.
12.	SCOPE OF RESPONSIBILITY
12.1	Exclusion of liability: We will adhere to the standards of a Reasonable and Prudent Custodian at all times in the performance of our duties under this Agreement, and we will only be responsible for any loss or damage suffered by you as a direct result of any negligence, fraud or wilful default on our part in the performance of our duties (including as set out in Clause 8.3), and in which case our liability will not exceed the aggregate market value of the Account Balance at the time of such negligence, fraud or wilful default (calculating the value using the next available prices for Precious Metals of the same type and amount on the relevant London Precious Metals Markets following the occurrence of such negligence, fraud or wilful default). We shall not in any event be
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liable for any consequential loss, or loss of profit or goodwill whether or not resulting from any negligence, fraud or wilful default on our part.

12.2	No duty or obligation: We are under no duty or obligation to make or take, or require any Sub-Custodian to make or take, any special arrangements or precautions beyond those required by the Rules.
12.3	[REDACTED]
12.4	Force majeure: We shall not be liable to you for any delay in performance, or for the non-performance of, any of our obligations under this Agreement by reason of any cause beyond our reasonable control. This includes any breakdown, malfunction or failure of, or in connection with, any communication, computer, transmission, clearing or settlement facilities, industrial action, acts and regulations of any governmental or supra national bodies or authorities, or the rules of any relevant regulatory or self-regulatory organisation.
12.5	Indemnity: You shall indemnify and keep us indemnified (on an after tax basis) on demand against all costs and expenses, damages, liabilities and losses which we may suffer or incur, directly or indirectly in connection with this Agreement except to the extent that such sums are due directly to our negligence, wilful default or fraud.
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12.6	Lien and power of sale: We shall exercise such lien and power of sale rights (if any) in respect of the Precious Metals held for you below. Without prejudice to any lien or power of sale rights which we may have pursuant to this clause, or which any Sub-Custodian may have pursuant to the terms on which it holds Precious Metals for us, we shall not pledge, or create any security interest over, any Precious Metal held for you unless otherwise agreed with you in writing.

In addition to any general lien or other rights to which we may be entitled under any applicable law, we shall have a general lien over all Precious Metals held for you pursuant to this Agreement until the satisfaction of all liabilities, payments and obligations (whether actual or contingent) of you owed to us under this Agreement or otherwise (each a "Liability"). Nothing herein shall be construed or take effect as a charge or security interest requiring registration against you under English law.

Failing payment or discharge by you on the due date therefore of any Liability, we shall be entitled without consent from you but with prior notice to you, and without prejudice to any other right or remedy which we may have, to sell all or any of the Precious Metals held for you in such manner and at such price as we may deem appropriate. Where we sell Precious Metals pursuant to this term, we shall apply the net proceeds of the sale in or towards payment or discharge of the relevant sum or liability as we may think fit, but shall not be liable for any loss suffered by you as result of such sale.

12.7	Our interests and affiliates' interests: We have the right, without notifying you, to act upon your instructions even where:
(a)	we, directly or indirectly, have an interest in the consequences of such instruction or action;
(b)	we process your instructions on an aggregated basis together with similar instructions from other clients; or
(c)	we have a relationship with another party which does or may create a conflict with our duty to you, including (without prejudice) circumstances where we or any of our associates may: (i) act as financial adviser, banker or otherwise provide services to your contract counterparty; (ii) act in the same arrangement as agent for more than one client; or (iii) earn profits from any of the activities listed herein.

We or any of our divisions, branches or affiliates may be in possession of information tending to show that the action required by your instructions may not be in your best interests, but shall not have any duty to disclose any such information.

13.	TERMINATION
13.1	Method:
(a)	You may terminate this Agreement (i) by giving not less than forty-five (45) Business Days written notice to us, or (ii) immediately by written notice to us in the event of (1) the presentation of a winding up order, bankruptcy or analogous event in relation to us, or (2) the occurrence of an event specified in Clause 7.9 of this Agreement.
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(b)	We may terminate this Agreement (i) by giving not less than sixty (60) Business Days written notice to you, or (ii) immediately by written notice in the event of the presentation of a winding up order, bankruptcy or analogous event in relation to you.
13.2	Any notice given by you under Clause 13.1 must specify:
(a)	the date on which the termination will take effect (the "Termination Date");
(b)	the person to whom each Account Balance is to be delivered; and
(c)	all other necessary arrangements for the delivery of the Account Balance to you or to your order.
13.3	Redelivery arrangements: If you do not make arrangements acceptable to us for the delivery of the Account Balance to you or to your order, we may continue to hold the Precious Metals constituting such Account Balance, in which case we will continue to charge the fees and expenses payable under Clause 10. If you have not made arrangements acceptable to us for the delivery of the Account Balance within 6 months of the Termination Date, we will be entitled to close each Allocated Account and sell the Precious Metals constituting each Account Balance (at such time and on such markets as we consider appropriate) and account to you for the proceeds after deducting any amounts due to us under this Agreement.
13.4	Existing rights: Termination shall not affect rights and obligations then outstanding under this Agreement which shall continue to be governed by this Agreement until all obligations have been fully performed. [REDACTED]
13.5	eBTS: Effective the Termination Date the use of the Website will automatically be terminated and no further access to the Website will be permitted.
14.	VALUE ADDED TAX
14.1	VAT exclusive: All sums payable under this Agreement by you to us shall be deemed to be exclusive of VAT.
14.2	Supplies: Where pursuant to or in connection with this Agreement, we make a supply to you for VAT purposes and VAT is or becomes chargeable on such supply, you shall on demand pay to us (in addition to any other consideration for such supply) a sum equal to the amount of such VAT and we shall on receipt of such payment provide you with an invoice or receipt in such form and within such period as may be prescribed by applicable law.
14.3	Deemed supplies: Where, pursuant to or in connection with this Agreement, we are deemed or treated by applicable law or the practice from time to time of the relevant fiscal authority to make a supply for VAT purposes to any person by virtue of our or any custodian for us relinquishing physical control of any Precious Metal, and VAT is or becomes chargeable on such supply, you shall on demand pay to us a sum equal to the amount of such VAT and we shall on receipt of such payment provide an invoice or receipt in such form and within such period as may be prescribed by applicable law to the person to which we are deemed or treated to make such supply.
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14.4	Reimbursement: References to any fee, cost, expense, charge or other liability incurred by us and in respect of which we are to be reimbursed or indemnified by you under the terms of this Agreement shall include such part of such fee, cost, expense, charge or other liability as represents any VAT.
15.	NOTICES
15.1	Form: Any notice or other communication under or in connection with this Agreement may be given in writing or as otherwise specified in the Schedule. References to writing includes an electronic transmission in a form permitted by Clause 15.2.
15.2	Method of transmission: Any notice or other communication shall be delivered personally or sent by first class post, pre-paid recorded delivery (or air mail if overseas), authenticated electronic transmission (including fax, email and SWIFT) or such other electronic transmission as the Parties may from time to time agree, to the Party due to receive the notice or communication, at its address, number or destination set out below, or to such other address, number or destination specified by that Party by written notice to the other:

If to us:

25 Bank Street, Canary Wharf

E14 5JP, London

United Kingdom

Attention: Mark Amlin, Vivien Zillner, Jonatan Sherman

Email: mark.c.amlin@jpmchase.com; vivien.x.zillner@jpmchase.com; jonatan.h.sherman@jpmchase.com; bullion.etf@jpmorgan.com; metalics.bo.processing@jpmorgan.com

If to you:

Wilshire wShares Enhanced Gold Trust

c/o Wilshire Phoenix Funds LLC

2 Park Avenue, 20th Floor

New York, New York 10016

Attention: William Cai

Email: funds@wilshire.com

15.3	Deemed receipt of notice: A notice or other communication under or in connection with this Agreement will be deemed received only if actually received or delivered.
15.4	Recording of calls: We may record telephone conversations without use of a warning tone. Such recordings will be our sole property and accepted by you as evidence of the orders or instructions given. In the event of inconsistency between the written notice and oral orders or instructions, the terms of the written notice shall prevail.
16.	GENERAL
16.1	No advice: Our duties and obligations under this Agreement do not include providing you with investment advice. In asking us to open and maintain the Allocated Accounts, you do so in reliance upon your own judgement and we shall not owe to you any duty to exercise any judgement on your behalf as to the merits or suitability of any deposits into, or withdrawals from, an Allocated Account.
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16.2	Rights and remedies: Our rights under this Agreement are in addition to, and independent of, any other rights which we may have at any time in relation to the Account Balance and any lien or other rights we may have to set-off, combine or consolidate any of your accounts.
16.3	Business Day: If an obligation of a Party would otherwise be due to be performed on a day which is not a Business Day in respect of the relevant Allocated Account, such obligation shall be due to be performed on the next succeeding Business Day in respect of that Allocated Account.
16.4	Assignment: This Agreement is for the benefit of and binding upon us both and our respective successors and assigns. You may not assign, transfer or encumber, or purport to assign, transfer or encumber, your right, title or interest in relation to any Allocated Account, Account Balance or Precious Metal delivered to us for deposit in your Allocated Account, or any right or obligation under this Agreement without our prior agreement in writing.
16.5	Amendments: Unless otherwise specified in this Agreement, any amendment to this Agreement must be agreed in writing and be signed by us both. Unless otherwise agreed, an amendment will not affect any legal rights or obligations which may already have arisen.
16.6	Partial invalidity: If any of the clauses (or part of a clause) of this Agreement becomes invalid or unenforceable in any way under the Rules or any law, the validity of the remaining clauses (or part of a clause) will not in any way be affected or impaired.
16.7	Liability: Nothing in this Agreement shall exclude or limit any liability which cannot lawfully be excluded or limited (e.g. liability for personal injury or death caused by negligence).
16.8	Entire Agreement: This document represents the entire agreement, and supersedes any previous agreements between us relating to the subject matter of this Agreement.
16.9	Counterparts: This Agreement may be executed in any number of counterparts each of which when executed and delivered is an original, but all the counterparts together constitute the same agreement.
16.10	Liability of Sponsor. It is expressly understood and agreed by the Parties that:
(a)	this Agreement is executed and delivered on behalf of you by the Sponsor, not individually or personally, but solely as your Sponsor in the exercise of the powers and authority conferred and vested in it;
(b)	the representations, covenants, undertakings and agreements herein made by you are made and intended not as personal representations, undertakings and agreements by the Sponsor but are made and intended for the purpose of binding only you;
(c)	nothing herein contained shall be construed as creating any liability on the Sponsor, individually or personally, to perform any covenant of yours either expressed or implied contained herein, all such liability, if any, being
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expressly waived by the parties hereto and by any person claiming by, through or under the parties hereto; and

(d)	under no circumstances shall the Sponsor be personally liable for the payment of any your indebtedness or expenses or be liable for the breach or failure of any obligation, duty, representation, warranty or covenant made or undertaken by you under this Agreement or any other related document.
17.	GOVERNING LAW AND JURISDICTION
17.1	Governing law: This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with English law.
17.2	Jurisdiction: The English courts are to have non-exclusive jurisdiction to settle any disputes or claims (each a "Dispute") which may arise out of or in connection with this Agreement, including any question regarding its existence, validity or termination, and accordingly any legal action or proceedings arising out of or in connection with this Agreement ("Proceedings") may be brought in such courts. Each of the Parties hereto irrevocably submits to the non-exclusive jurisdiction of such courts and waives any objection to Proceedings in such courts whether on the grounds of venue or on the grounds that the Proceedings have been brought in an inconvenient forum.
17.3	Arbitration: Unless otherwise specified in the Schedule, Disputes may be referred to arbitration in accordance with the terms set out in the Schedule attached hereto.
17.4	Waiver of immunity: To the extent that you may in any jurisdiction claim for yourself or your assets any immunity from suit, judgement, enforcement or otherwise howsoever, you agree not to claim and irrevocably waive any such immunity to which you would otherwise be entitled (whether on grounds of sovereignty or otherwise) to the full extent permitted by the laws of such jurisdiction.
17.5	Third Party Rights: A person who is not a party to this Agreement has no right to enforce any term of this Agreement under the Contracts (Rights of Third Parties) Act 1999.
17.6	Service of process: If you are situated outside England and Wales, process by which any proceedings in England are begun may be served on you by being delivered to the address specified below. This does not affect our right to serve process in another manner permitted by law.

Address for service of process:

Worldwide Corporate Advisors

150 Minories

London, EC3N 1LS

United Kingdom

[Signature page to follow]

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EXECUTED by the Parties

Signed on behalf of

JPMorgan Chase Bank, N.A

by:

Signature	............................................................
Name	............................................................
Title	............................................................

Signed on behalf of

Wilshire wShares Enhanced Gold Trust

by: Wilshire Phoenix Funds LLC, not in its individual capacity but solely as Sponsor

Signature	............................................................
Name	............................................................
Title	............................................................
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SCHEDULE

To Allocated Precious Metals Accounts Agreement dated September 1, 2020

[REDACTED]

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